UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 14, 2020

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

999 Skyway Road, Suite 150
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000041666 per share	IOVA	The Nasdaq Stock Market, LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On November 23, 2020, Iovance Biotherapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement with Jean-Marc Bellemin (the “Agreement”), pursuant to which Mr. Bellemin shall be appointed as the new Chief Financial Officer and Treasurer of the Company, effective December 14, 2020 (the “Effective Date”). On the Effective Date, Mr. Bellemin will replace Michael C. Swartzburg, the Company’s Vice President, Finance, as the Company’s Principal Financial Officer. Mr. Swartzburg will remain the Company’s Principal Accounting Officer.

Under the Agreement, the Company agreed to pay Mr. Bellemin an annual base salary of $450,000. In addition, the Company agreed to grant Mr. Bellemin an option (the “Option”) to purchase up to an aggregate of 150,000 shares of the Company’s common stock. The grant of the Option will become effective on the Effective Date, will have a ten-year term, and will have an exercise price equal to the closing trading price of the Company’s common stock on the Effective Date. Provided that Mr. Bellemin is still employed with the Company on the following dates, the Option will vest in installments as follows: (i) options for the purchase of one-third of the 150,000 shares shall vest on the one-year anniversary of the Effective Date; and (ii) the remaining options shall vest as to one-twelfth of 150,000 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the Effective Date. Upon the termination of Executive’s employment with the Company, except as otherwise provided in the Agreement, the unvested Options will be forfeited and returned to the Company.

Mr. Bellemin will be eligible to participate in the Company’s annual cash bonus program applicable to executive employees, as approved annually by the Board of Directors. The maximum potential amount payable to Mr. Bellemin under the bonus plan, if earned, will be 40% of his base salary earned during the applicable calendar year. Compensation under the bonus plan will be conditioned on the satisfaction of individual and corporate objectives, as established in writing by the Company, and on the condition that Mr. Bellemin is still employed by the Company on the payment date of the bonus compensation.

Mr. Bellemin’s employment with the Company will be “at-will” and will not be for any specific period of time. If the Company terminates Mr. Bellemin without cause, Mr. Bellemin will receive (i) his base salary through the date of termination; (ii) a severance payment equal to six months of his then base salary, provided he satisfies the severance conditions set forth in the Agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. Mr. Bellemin will also be entitled to certain severance payments if he is terminated without cause in connection with a “change of control” (as defined in the Agreement) of the Company.

Mr. Bellemin, 48, served as Executive Vice President of Finance and Chief Financial Officer of Gritstone Oncology, Inc., from January 2018 to November 2020. Prior to Gritstone, from January 2008 to December 2017, Mr. Bellemin served as senior vice president, market access, business solutions and services of Actelion Pharmaceuticals US Inc., or Actelion, a biotechnology company, until Actelion was acquired by Johnson & Johnson in 2017. Prior to Actelion, Mr. Bellemin held several financial leadership roles at Guerbet Group. Mr. Bellemin received a university degree in economics, a master’s degree in finance from Université Paris Dauphine, a postgraduate degree in finance and accounting from Université Paris II Panthéon-Assas and an M.B.A. degree from the ESSEC Business School in Paris, France.

There are no arrangements or understandings between Mr. Bellemin and any other persons pursuant to which he was chosen as an officer of the Company. There are no family relationships between Mr. Bellemin and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Bellemin is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K. The Agreement with Mr. Bellemin will be filed with a subsequent Exchange Act filing by the Company.

The Company elected to delay the filing of the disclosure of the appointment of Mr. Bellemin as Chief Financial Officer until the public announcement of his appointment in accordance with the instruction to paragraph (c) of Item 5.02(c) of Form 8-K.

Item 8.01	Other Events.

On December 14, 2020, the Company issued a press release announcing Mr. Bellemin’s appointment as the Company’s Chief Financial Officer. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release of Iovance Biotherapeutics, Inc., dated December 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2020	IOVANCE BIOTHERAPEUTICS, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer